SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Constellation Energy Group, Inc.

(Name of the Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MAYO A. SHATTUCK III	Constellation Energy Group, Inc.
Chairman of the Board	750 E. Pratt Street

Baltimore, Maryland 21202

March 21, 2003

Dear Shareholder:

You are invited to attend our annual meeting of shareholders to be held on Friday, April 25, 2003, at 9:00 a.m. in the Maryland Ballroom, Salon A, of the Renaissance Harborplace Hotel, 202 East Pratt Street, in downtown Baltimore. Enclosed is our 2002 annual report for your review.

At the meeting, we will review our 2002 performance and answer shareholder questions. In addition, shareholders will be voting on the following business matters: the election of Class I directors, the ratification of our independent accountants for 2003, and two shareholder proposals. Please consider the issues presented and vote your shares as promptly as possible.

Your vote is important.  Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your continued support of Constellation Energy Group, Inc.

Sincerely,

Mayo A. Shattuck III

Constellation Energy Group, Inc.

750 E. Pratt Street  Baltimore, MD 21202

Notice of Annual Meeting of Shareholders

To the Owners of Common Stock of  Constellation Energy Group, Inc.:

Our annual meeting of shareholders will be held on Friday, April 25, 2003 at 9:00 a.m., in the Maryland Ballroom, Salon A, of the Renaissance Harborplace Hotel, 202 East Pratt Street, Baltimore, Maryland to:

1.	elect Class I directors to serve for three-year terms expiring in 2006,

2.	ratify PricewaterhouseCoopers LLP as our independent accountants for 2003, and

3.	transact any other business that properly comes before the meeting, or any adjournment thereof, including acting upon two shareholder proposals as presented in the Proxy Statement accompanying this notice, if the proposals are brought before the meeting.

The Board of Directors recommends a vote “FOR” each of the Director nominees and ratification of the independent accountants, and “AGAINST” the shareholder proposals.

We discuss the above business matters in more detail in the attached Proxy Statement.

The stock transfer books will not be closed before the annual meeting. Only common shareholders of record at the close of business on February 28, 2003 will be entitled to vote.

Kathleen A. Chagnon

Corporate Secretary

March 21, 2003

Constellation Energy Group, Inc.

Proxy Statement

QUESTIONS AND ANSWERS ON VOTING PROCEDURES

Who is entitled to vote at the annual meeting, and how many votes do they have?

Common shareholders who own shares as of February 28, 2003 may vote at the meeting. Each share has one vote. There were 164,857,818 shares of common stock outstanding on that date.

When were the enclosed solicitation materials first given to shareholders?

The enclosed annual report and proxy voting form, together with this Notice of Annual Meeting and Proxy Statement, were first sent, or given, to shareholders on or about March 21, 2003.

What is a quorum of shareholders?

A quorum is the presence at the annual meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast. Since there were 164,857,818 shares of common stock outstanding on February 28, 2003, the presence of holders of 82,428,910 shares is a quorum. We must have a quorum to conduct the meeting.

How many votes does it take to pass each matter?

If a quorum of shareholders is present at the meeting, we need:

•	a plurality of all the votes cast to elect each director, and

•	a majority of all the votes cast to ratify PricewaterhouseCoopers as our independent accountants, and pass the shareholder proposals.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. For all matters, abstentions and broker non-votes will not have any effect on the result of the vote.

How do I vote?

You must be present, or represented by proxy, at the annual meeting in order to vote your shares. Since many of our shareholders are unable to attend the meeting in person, we send proxy cards or voting instruction forms to all of our shareholders.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held in a brokerage account, you will receive a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to vote by telephone or by the Internet. Brokerage firms have the authority under New York Stock Exchange rules to vote their client’s unvoted shares on certain routine matters. If you do not vote, your brokerage firm may choose to vote for you or leave your shares unvoted. We urge you to respond to your brokerage firm so that your vote will be cast.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. We solicit proxies so that all common shares may be voted at the annual meeting even if the holders do not attend the meeting.

How will my proxy vote my shares?

If you properly sign and return your proxy card or voting instruction form or complete your proxy via the telephone or the Internet, your shares will be voted as you direct. If you sign and return your proxy card or voting instruction form but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Constellation Energy Directors,” FOR the ratification of the independent accountants and AGAINST the shareholder proposals. Also, you will give your proxies authority to vote, using their discretion, on any other business that properly comes before the meeting.

How do I vote using my proxy card?

There are three steps.

1.	Vote on each of the matters as follows:

•	Item 1. The names of the Class I directors to serve three-year terms are listed on your proxy card. You have three options:

•	Option 1. To vote for all of the directors, you check the box marked “FOR.”

•	Option 2. To vote for some of the directors and against the rest, you check the box marked “FOR” and then draw a line through the names of the directors that you want to vote against.

•	Option 3. To abstain from voting for all of the directors (that is, not vote for or against any of the directors), you check the box marked “WITHHOLD AUTHORITY.”

•	Items 2, 3 and 4. Check the box “FOR,” or “AGAINST,” or “ABSTAIN” (to cast no vote).

2.	Sign and date your proxy card. If you do not sign and date your proxy card, your votes cannot be counted.

3.	Mail your proxy card in the pre-addressed, postage-paid envelope.

4.	Check the box on your proxy card if you plan to attend the annual meeting.

Can I vote by proxy even if I plan to attend the annual meeting?

Yes. If you vote by proxy, you do not need to fill out a ballot at the annual meeting, unless you want to change your vote.

Why might I receive more than one proxy card? Should I vote on each proxy card I receive?

First, you may have various accounts with us that are registered differently, perhaps in different names or different social security or federal tax identification numbers. Second, you may also own shares indirectly through your broker or through our employee savings plans. Your broker or the plan trustee will send you a proxy or voting instruction form for these shares. You should vote on each proxy or voting instruction form you receive and mail it to the address shown on the proxy or form. If employee savings plan participants do not vote their shares, the plan trustee will vote the shares in the same proportion as the trustee was instructed to vote shares for which it received voting instruction forms.

How can I get only one copy of the Annual Report sent to my home if I currently receive multiple copies?

You may be receiving multiple copies of the Annual Report because you have more than one account, each registered differently with the same mailing address. To receive only one Annual Report you may:

write us at:	or phone us at:
Shareholder Services	Baltimore Metropolitan area	410-783-5920
Room 800	Within Maryland	1-800-492-2861
39 W. Lexington Street	Outside of Maryland	1-800-258-0499
Baltimore, MD 21201

or visit our website at constellation.com. Our website address is an inactive textual reference only, and the contents of the website are not part of this proxy statement. At our website, click on Investors — Shareholder Information — Forms — Eliminate Mailing Multiple Annual Reports. Then print, complete and send the form to the address indicated on the form. Once we receive your request, we will send you only one Annual Report, until we receive contrary instructions.

How do I change previous instructions to send only one Annual Report to my home?

Simply call us or notify us at the address indicated in the previous question that you want to receive an Annual Report for each of your accounts (your stock account numbers must be included in the notification). We will in the future send an Annual Report for each of your accounts. We also provide promptly upon request a copy of the Annual Report to any shareholder who requests it.

How do I change my vote?

You may change your vote at any time before the annual meeting by:

•	notifying Kathleen A. Chagnon, Corporate Secretary, in writing at 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202, that you are changing your vote; or

•	completing and sending in another proxy card or voting instruction form with a later date (including by means of a telephone or internet vote); or

•	attending the annual meeting and voting in person.

Who is soliciting my proxy, how is it being solicited, and who pays the cost?

Constellation Energy, on behalf of the Board of Directors, through its directors, officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. We have retained Georgeson Shareholder to assist us with the solicitation of proxies for a fee of approximately $13,500, plus out-of-pocket expenses. Constellation Energy pays the cost of soliciting proxies.

MATTERS YOU ARE VOTING ON

Proposal No. 1    Election of Constellation Energy Directors

The Board is divided into three classes (Class I, Class II and Class III), with one class of directors elected at each annual meeting of shareholders for a three-year term. Douglas L. Becker, Frank P. Bramble, Sr., Edward A. Crooke, Mayo A. Shattuck III and Michael D. Sullivan have been nominated by the Board for election as Class I directors at the Annual Meeting for terms of three years each and until their respective successors are duly elected and qualified. Each of the nominated directors agrees to serve if elected. However, if for some reason one of them is unable to serve or for good cause will not serve, your proxies will vote for the election of another person nominated by the Board of Directors, unless the Board reduces the number of directors. Biographical information for each of the nominees and other information about them is presented beginning on page 5. The Board of Directors recommends a vote “FOR” each director nominee.

Proposal No. 2    Ratification of PricewaterhouseCoopers LLP as Independent Accountants for   2003

This proposal is to ratify our selection of PricewaterhouseCoopers LLP as our independent accountants for 2003. See Proposal No. 2 on page 26. The Board of Directors recommends a vote “FOR” this proposal.

Proposal No. 3    Shareholder Proposal Concerning Performance-Based Stock Option Grants

This is a shareholder proposal concerning performance-based stock option grants and our Board of Directors’ response. See Proposal No. 3 on page 27. The Board of Directors recommends a vote “AGAINST” this proposal.

Proposal No. 4    Shareholder Proposal Concerning Stock Option Expensing

This is a shareholder proposal concerning stock option expensing and our Board of Directors’ response. See Proposal No. 4 on page 29. The Board of Directors recommends a vote “AGAINST” this proposal.

Other Business Matters

The Board of Directors is not aware of any other business for the Annual Meeting. However:

•	if any of the persons named to serve as directors are unable to serve or for good cause will not serve,

•	if any shareholder proposal which is not in this proxy statement or on the proxy card or voting instruction form pursuant to Rule 14a-8 or 14a-9 of the Securities Exchange Act of 1934 is presented for action at the meeting, or

•	if any matters concerning the conduct of the meeting are presented for action,

then shareholders present at the meeting may vote on such items. If you are represented by proxy, your proxies will vote your shares using their discretion.

PROPOSAL NO. 1 — ELECTION OF CONSTELLATION ENERGY DIRECTORS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR EACH DIRECTOR NOMINEE.

CLASS I DIRECTOR NOMINEES FOR TERMS TO EXPIRE IN 2006

Douglas L. Becker, age 37, a director since April 1999, has been Chairman and Chief Executive Officer of Sylvan Learning Systems, Inc. since February 2000 and was President and Co-Chief Executive Officer of Sylvan Learning Systems, Inc. from February 1991 to February 2000. He is also Founder and Principal of Sterling Capital, Ltd., an investment company. Mr. Becker was a director of Baltimore Gas and Electric Company from October 1998 to April 1999.

Frank P. Bramble, Sr., age 54, a director since January 2002, has been Vice Chairman of MBNA Corporation since May 2002. From April 1994 to May 2002, Mr. Bramble was a director of Allfirst Financial, Inc. and Allfirst Bank, and from December 1999 to May 2002, he also was Chairman of the Board. From April 1999 to December 1999, he was the Chairman of the Board and the Chief Executive Officer of the same two companies. From January 1999 to April 1999, Mr. Bramble was Chief Executive Officer of Allfirst Financial, Inc. and Allfirst Bank, and from April 1994 to January 1999, he was President and Chief Executive Officer. From November 1998 until May 2002, Mr. Bramble was the Chief Executive, USA, and a director of Allied Irish Banks, p.l.c., the parent of Allfirst Financial, Inc. Mr. Bramble is also Chairman of the University of Maryland Medical Center and the Baltimore Center for Performing Arts.

Edward A. Crooke, age 64, a director since April 1999, served as Vice Chairman of Constellation Energy and Baltimore Gas and Electric Company from October 2000 until December 2001. He previously was Vice Chairman of Constellation Energy from April 1999 until January 1, 2000. He also served as President and Chief Operating Officer of Baltimore Gas and Electric Company from 1992 to 1998, Vice Chairman from 1998 to 1999 and as a director from 1988 to April 1999.

Prior to January 1, 2000, he also served as a director, Chairman of the Board, President and Chief Executive Officer of Constellation Enterprises, Inc., the parent company of many of Constellation Energy’s unregulated subsidiaries. He also had served as a director of each of Constellation Enterprises, Inc.’s direct subsidiaries and most of its indirect subsidiaries, and was Chairman of the Board of each of the direct subsidiaries.

He is also a director of Allfirst Financial, Inc., Allfirst Bank, AEGIS Insurance Services, Inc., Associated Electric & Gas Insurance Services, Limited and Baltimore Equitable Society.

Mayo A. Shattuck III, age 48, a director since May 1999, has been Chairman of the Board of Constellation Energy since July 2002 and President and Chief Executive Officer since November 2001. Mr. Shattuck has also been Chairman of the Board of Baltimore Gas and Electric Company since July 2002. He was Co-Chairman and Co-Chief Executive Officer of DB Alex. Brown, LLC and Deutsche Banc Securities, Inc. from June 1999 until October 2001. From 1997 to June 1999, he was Vice Chairman of Bankers Trust Corporation. Mr. Shattuck also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999, and a director of Constellation Holdings, Inc. from January 1994 to March 1998. He is also a director of Deutsche Bank Americas, Deutsche Bank Trust Company and Gap, Inc.

Michael D. Sullivan, age 63, a director since April 1999, is a Co-Founder and has been Chairman of the Board of Life Source, Inc. (nutritional supplements) since March 2001. Mr. Sullivan is also Co-Founder and Chairman of Therapeutic Services of America, Inc. (home health care). From 1996 to 2001, Mr. Sullivan was Chairman of the Board of Golf America Stores, Inc. (golf apparel retailing). He was also Chairman of the Board of Jay Jacobs, Inc. (specialty apparel retailing), from 1997 to July 1999. Mr. Sullivan was also a director of Baltimore Gas and Electric Company from 1992 to April 1999.

CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2004

James T. Brady, age 62, a director since May 1999, has been the Managing Director — Mid-Atlantic of Ballantrae International, Ltd. (a management consulting firm) since January 2000, and was the former secretary of the Maryland Department of Business & Economic Development, where he served from 1995 to 1998. He was also a managing partner of Arthur Andersen LLP from 1985 to 1995. Mr. Brady is a director of McCormick & Company, Inc., Aether Systems, Inc., Allfirst Financial, Inc. and Allfirst Bank. Mr. Brady also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999.

James R. Curtiss, age 49, a director since April 1999, is a partner in the law firm of Winston & Strawn. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. He is also a director of Cameco Corporation (owner and operator of uranium mines). Mr. Curtiss was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Edward J. Kelly, III, age 49, a director since January 2002, has been President and Chief Executive Officer of Mercantile Bankshares Corporation since March 2001 and Chairman since March 2003. He has been Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company since March 2001. Mr. Kelly served as Managing Director, Head of Global Financial Institutions, and as Co-Head of Investment Banking Client Management of J. P. Morgan, Chase & Co. during January 2001. Prior thereto, during the past five years, he was a Managing Director of J. P. Morgan & Co. Incorporated and held the following additional positions with that company: Head, Global Financial Institutions from February 2000 through December 2000; Co-Head, Global Financial Institutions and Head, Latin America Investment Banking from December 1997 through February 2000; and Member, Global Investment Banking Committee from December 1997 through December 2000. He is also a director of Hartford Financial Services Group, CIT Group, CSX Corporation, the Adams Express Company and Petroleum Resources Corporation (closed-end investment companies) and a trustee for Johns Hopkins University and Johns Hopkins Medicine Board.

Robert J. Lawless, age 56, a director since January 2002, has been Chairman of the Board, Chief Executive Officer and President of McCormick & Company, Inc. since January 1997. He is also a director of Carpenter Technology, Inc. and Baltimore Life, Inc.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2005

Roger W. Gale, age 56, a director since May 1999, is a Partner with GF Energy LLC. He was formerly a Senior Partner with PA Consulting and Chief Executive Officer of PHB Hagler Bailly. Dr. Gale is also a member of the Board of Directors of the United States Energy Association. From 1988 to April 1999, Dr. Gale served as President of the Washington International Energy Group. All of these companies provide energy consulting services. Dr. Gale also was a director of Constellation Enterprises, Inc. from March 1998 to May 1999, and a director of Constellation Holdings, Inc. from January 1995 to March 1998.

Freeman A. Hrabowski, III, age 52, a director since April 1999, has been President of the University of Maryland Baltimore County since 1993. He is also a director of the Baltimore Equitable Society, Corvis Corporation, McCormick & Company, Inc., Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company. Dr. Hrabowski was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

Nancy Lampton, age 60, a director since April 1999, has been Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky since 1971 and has been Chairman and Chief Executive Officer of its holding company, Hardscuffle, Inc., since January 2000. She is also a director of Duff & Phelps Utility Income Fund and Thorium Power Corporation (designers of non-proliferative fuel for nuclear energy needs). Ms. Lampton was a director of Baltimore Gas and Electric Company from 1994 to April 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee: This committee may exercise all of the powers of the Board of Directors, except that it may not authorize dividends, authorize the issuance of stock (unless the Board has already given general authorization for such issuance), recommend to shareholders any action requiring shareholder approval, amend the by-laws, or approve mergers or share exchanges that do not require shareholder approval. Mr. Shattuck is Chairperson, and Messrs. Bramble, Crooke, Kelly and Lawless are members. The committee did not meet in 2002.

Audit Committee: This committee oversees Constellation Energy’s auditing, accounting, financial reporting, risk management, corporate compliance and internal control functions. The committee approves the services provided by Constellation Energy’s independent accounting firm, and monitors and evaluates its performance, the fees paid, and the compatibility of the non-audit services provided by the firm with maintaining the firm’s independence. All committee members are independent as defined by New York Stock Exchange listing standards in effect on the date of this proxy statement. The committee met 13 times in 2002. Mr. Brady is Chairperson, and Dr. Hrabowski and Ms. Lampton are members.

Committee on Nuclear Power: This committee monitors the performance and safety at our nuclear power plants. The committee met 4 times in 2002. Mr. Curtiss is Chairperson, and Dr. Gale, Mr. Crooke and Mrs. Byron (retiring effective April 2003) are members.

Committee on Management: This committee screens and recommends to the Board candidates for officers of Constellation Energy and its subsidiaries who report directly to the Chief Executive Officer. The committee reviews and recommends to the Board directors’ compensation, and establishes compensation for the Chief Executive Officer and his direct reports. The committee reviews the investments and funding guidelines for the pension plans and reviews and recommends material changes to, or adoption of, the pension plans. The committee provides input on setting goals and developing strategies to achieve employee diversity and oversees the implementation of these strategies and evaluates their results. The committee also oversees succession planning for the Chief Executive Officer and senior management. All committee members are non-employee directors. The committee met 7 times in 2002. Mr. Sullivan is Chairperson, and Messrs. Becker, Bramble, Kelly and Lawless are members.

Nominating and Corporate Governance Committee: This committee considers and recommends to the Board nominees for election as directors, including nominees recommended by shareholders. It oversees corporate governance, annual evaluations of the Board and its committees, and committee structure, membership and functions. The committee periodically reviews Constellation Energy’s code of ethics. All committee members are non-employee directors. The committee was formed in January 2003. Mr. Sullivan is Chairperson, and Messrs. Becker, Bramble, Kelly and Lawless are members.

A shareholder who wishes to recommend a nominee for director should submit the recommendation in writing to the Corporate Secretary, Constellation Energy Group, Inc., 750 E. Pratt Street, Baltimore, MD 21202. Any shareholder nominees for director for election at the 2004 annual meeting must be received by the Corporate Secretary by January 6, 2004.

We have posted on our website, at constellation.com, a discussion of how we develop our corporate strategy, including the Board’s role in the development of our strategy. Our website address is an inactive textual reference only, and the contents of the website are not part of this proxy statement. We will send a copy of this description for free to any shareholder who requests it by contacting Shareholder Services at the address listed on page 3.

DIRECTORS’ COMPENSATION

The Board met 10 times for regularly scheduled meetings in 2002. Each of the directors, with the exception of Mr. Bramble, attended 75% or more of the total number of meetings of the Board and of any committees on which the director served.

We do not pay directors who are also employees of Constellation Energy or its subsidiaries for their service as directors. In 2002, non-employee directors received the following compensation:

•	$20,000 annual retainer, and a $2,000 annual retainer for each committee chairperson,
•	common stock award with a value of approximately $35,000,
•	$1,250 fee for each regular or special Board or Board committee meeting attended, and
•	reasonable travel expenses to attend meetings.

Directors could defer receipt of some or all of their 2002 retainers and fees in a cash account.

In light of the Board’s increased responsibilities, including those arising as a result of recent legislation and related rules, effective for 2003 the Board compensation design was revised. Compensation now consists of a $30,000 annual retainer; an equity award with a value of approximately $35,000; a $10,000 annual retainer for the chairperson of the audit committee, and a $5,000 annual retainer for each other committee chairperson; and a $1,250 fee for each regular or special Board or Board committee meeting attended. In addition, directors are reimbursed for reasonable travel expenses to attend meetings.

Directors had the opportunity to elect to defer some or all of their 2003 retainers in deferred stock units or in a cash account, and to defer some or all of their fees in a cash account. Deferred stock units are bookkeeping entries that track the performance of Constellation Energy common stock and are not actual shares of stock. The bookkeeping entries reflect Constellation Energy common stock price changes, dividends, stock splits and other capital changes. At the end of their Board service, directors receive cash based on the value of their deferred stock units.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

James R. Curtiss, a director of Constellation Energy, is a partner in the law firm of Winston & Strawn. A subsidiary of Constellation Energy paid fees to this firm for legal services rendered in 2002.

Thomas F. Brady, a Senior Vice President of Constellation Energy, also serves as a trustee of Corporate Office Properties Trust (COPT). Constellation Energy sold certain real estate holdings to COPT in 2002 for an aggregate price of less than $5 million. Constellation Energy has sold, and anticipates selling, additional real estate holdings to COPT in 2003 for an aggregate price of less than $35 million. The real estate sales were made, and future sales will be made, on an arm’s length basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Christian H. Poindexter, a former director and Chairman of the Board of Constellation Energy, serves on the compensation committee of the Board of Directors of Mercantile Bankshares Corporation and its subsidiary, Mercantile-Safe Deposit and Trust Company. Edward J. Kelly, III, a director of Constellation Energy, is Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation and Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company, and serves on the Committee on Management of the Board of Directors of Constellation Energy.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of Constellation Energy’s financial reporting process. We operate pursuant to a charter that was last amended and restated by the Board on May 24, 2002. Management of Constellation Energy is responsible for the preparation, presentation and integrity of Constellation Energy’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Constellation Energy’s financial statements in accordance with generally accepted auditing standards and expressing an opinion as to their conformity with generally accepted accounting principles. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In the performance of our oversight function, we have considered and discussed the audited financial statements with management and the independent auditors. We rely without independent verification on the information provided to us and on the representations made by management and the independent accountants. We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, we have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have considered whether the provision of non-audit services by the independent auditors to Constellation Energy is compatible with maintaining the auditor’s independence and have discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, we recommended to the Board that the audited financial statements be included in Constellation Energy’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

James T. Brady, Chairman

Freeman A. Hrabowski, III

Nancy Lampton

March 21, 2003

SECURITY OWNERSHIP

Stock Ownership of Five Percent Beneficial Owners

As of March 10, 2003, to the knowledge of the Board of Directors of Constellation Energy, the only persons beneficially owning more than 5% of Constellation Energy voting securities were:

Name and address of beneficial owner	Title of class	Amount of beneficial ownership	Percent of class
AXA Financial, Inc.[1] 1290 Avenue of the Americas New York, New York 10104	Common Stock	16,528,000	10%
Capital Research and Management Company[2] 333 South Hope Street Los Angeles, CA 90071	Common Stock	13,321,100	8.1%

[1]	According to an amended Schedule 13G dated March 10, 2003, AXA Financial, Inc. (AXA), a parent holding company, has disclosed that as of December 31, 2002, AXA, together with certain entities that control AXA, directly or indirectly, had sole power to direct the vote of 7,917,737 shares, shared power to vote 3,386,412 shares, sole power to direct the disposition of 15,880,900 shares, and shared power to direct the disposition of 647,100 shares. AXA Financial, Inc. is the parent of Alliance Capital Management L.P.
[2]	According to Schedule 13G dated February 10, 2003.

This part of the page has been left blank intentionally.

Stock Ownership of Directors and Executive Officers

The following table shows as of February 14, 2003 the beneficial ownership of Constellation Energy common stock of each director, the named executive officers shown in the Summary Compensation Table on page 12, and all directors and executive officers as a group. If the individual participates in Constellation Energy’s long-term incentive plans, Shareholder Investment Plan, or employee savings plans, those shares are included. Each of the individuals listed in the table, as well as all directors and executive officers as a group, beneficially owned less than 1% of Constellation Energy’s outstanding shares of common stock. None of them beneficially owned shares of any other class of our or any subsidiaries’ equity securities.

Name	Beneficial Ownership (Shares of Common Stock)	Deferred Stock Units
Douglas L. Becker	1,440	2,543

James T. Brady	1,470	1,536

Frank P. Bramble, Sr.	1,170	-0-

Thomas V. Brooks	76,574[1]	n/a

Beverly B. Byron (retiring effective April 2003)	2,640	2,314

Edward A. Crooke	79,018	-0-

James R. Curtiss	1,478	5,107

Roger W. Gale	2,005	2,495

Frank O. Heintz	56,574[2]	n/a

Freeman A. Hrabowski, III	1,690	4,898

Edward J. Kelly, III	1,170	-0-

Nancy Lampton	10,084[3]	2,312

Robert J. Lawless	1,170	1,091

Christian H. Poindexter	522,657[4]	n/a

Mayo A. Shattuck III	366,782[5]	n/a

E. Follin Smith	134,065[6]	n/a

Michael J. Wallace	246,956[7]	n/a

Michael D. Sullivan	7,670	2,039

All Directors and Executive Officers as a group (24 individuals)	1,617,529	n/a

[1]	Includes 60,000 shares that may be acquired by Mr. Brooks under currently exercisable stock options.
[2]	Includes 37,666 shares that may be acquired by Mr. Heintz under currently exercisable stock options.
[3]	Includes 5,000 shares held by Hardscuffle, Inc. Ms. Lampton disclaims beneficial ownership of such securities.
[4]	Includes 357, 333 shares that may be acquired by Mr. Poindexter under currently exercisable stock options.
[5]	Includes 275,000 shares that may be acquired by Mr. Shattuck under currently exercisable stock options.
[6]	Includes 128,667 shares that may be acquired by Ms. Smith under currently exercisable stock options.
[7]	Includes 118,000 shares that may be acquired by Mr. Wallace under currently exercisable stock options.

EXECUTIVE COMPENSATION

2002 Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Other ($)	Restricted Stock Awards($)[2]	Securities Underlying Options (#)	Long-Term Incentive Plan Payout ($)[3]	All Other Compensation ($)[4]

Mayo A. Shattuck III[5]	2002	900,000	900,900	-0-	2,212,491[6]	1,375,000	-0-	27,000
Chairman of the Board, President and Chief Executive Officer, Constellation Energy	2001 2000	150,000 -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Christian H. Poindexter[7]	2002	900,000	910,700	-0-	1,548,741[8]	-0-	-0-	51,995
Former Director,	2001	900,000	199,100	61,031[9]	-0-	-0-	-0-	104,474
Constellation Energy	2000	736,618	1,012,500	-0-	-0-	536,000	872,320	104,782

Thomas V. Brooks[10]	2002	250,008	1,875,900	-0-	-0-	250,000	291,373	460,000
President, Constellation	2001	187,506	1,500,600	-0-	-0-	150,000	-0-	1,000,000
Power Source, Inc.	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Michael J. Wallace[11]	2002	498,077	1,000,900	150,603[12]	3,622,217[13]	354,000	-0-	11,458
President, Constellation	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Generation Group, LLC	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-

E. Follin Smith[14]	2002	370,833	750,900	-0-	-0-	256,000	290,543	11,125
Senior Vice President	2001	181,731	175,375	63,125[15]	-0-	150,000	-0-	5,250
and Chief Financial Officer, Constellation Energy	2000	-0-	-0-	-0-	-0-	-0-	-0-	-0-

F. O. Heintz	2002	365,833	378,600	-0-	-0-	150,000	-0-	22,519
President and Chief	2001	317,500	52,000	-0-	-0-	-0-	-0-	29,900
Executive Officer,	2000	304,167	206,058	-0-	-0-	113,000	389,205	142,058
Baltimore Gas and Electric Company

Notes to 2002 Summary Compensation Table:

[1]	The amounts in the Bonus column include for certain executives the short-term incentive bonus, bonus under the split dollar life insurance program, and bonus under the disability insurance plan. A breakdown of the 2002 amounts in the Bonus column is shown below:

Name	Short-Term Incentive Bonus ($)	Split Dollar Bonus ($)	Disability Insurance Plan Bonus ($)	Total ($)

M. A. Shattuck III	900,000	-0-	900	900,900
C. H. Poindexter	900,000	10,700	-0-	910,700
T. V. Brooks	1,875,000	-0-	900	1,875,900
M. J. Wallace	1,000,000	-0-	900	1,000,900
E. F. Smith	750,000	-0-	900	750,900
F. O. Heintz	375,000	2,700	900	378,600

[2]	The following executives held shares of time-based restricted stock listed below at December 31, 2002. The fair-market value of these shares on the date of grant is also included in the Restricted Stock Awards column above:

	Shares (#)		Market Value ($)
M. A. Shattuck III	50,000	*	1,391,000
C. H. Poindexter	25,646	**	713,472
T. V. Brooks	0		0
M. J. Wallace	87,620	*	2,437,588
E. F. Smith	0		0
F. O. Heintz	0		0

*Dividends on these shares are paid directly to the executive.

**Dividends on these shares are accumulated and used to purchase additional shares.

The fair-market value for the shares held is based on the $27.82 closing price per share for Constellation Energy common stock on December 31, 2002, as listed in The Wall Street Journal.

[3]	The amounts for 2002 were paid in Constellation Energy common stock under Constellation Energy’s Long-Term Incentive Plan pursuant to target payout guarantees for Mr. Brooks and Ms. Smith for the 2000-2002 three-year performance period.
[4]	The amounts in the All Other Compensation column include for certain executives Constellation Energy’s matching contributions under its savings plans, interest on the cumulative corporate funds used to pay annual premiums on policies providing split dollar life insurance benefits (calculated at the Internal Revenue Service’s blended rate), and a retention incentive. A breakdown of the 2002 amounts in the All Other Compensation column is shown below.
[5]	Mr. Shattuck became an employee in November 2001.
[6]	Represents 83,333 shares of time-based restricted stock that were granted to Mr. Shattuck on January 1, 2002 (33,333 shares vested one year after the grant date and 50,000 shares will vest five years after the grant date). The shares are valued at the fair-market value on the date of grant ($26.55 closing price per share for Constellation Energy common stock on December 31, 2001, as listed in The Wall Street Journal). Dividends on these shares are paid directly to Mr. Shattuck.
[7]	Mr. Poindexter resigned as Chairman of the Board in July 2002 and as a director in March 2003. Mr. Poindexter is still an employee of Constellation Energy.
[8]	Represents 58,333 shares of time-based restricted stock that were granted to Mr. Poindexter on January 1, 2002 (33,333 shares vested one year after the grant date and 25,000 shares will vest immediately at retirement). The shares are valued at the fair-market value on the date of grant ($26.55 closing price per share for Constellation Energy common stock on December 31, 2001, as listed in The Wall Street Journal). Dividends on these shares are accumulated and used to purchase additional shares.
[9]	Represents $37,132 for personal tax and financial planning services, $11,287 for car and parking, $7,764 for spousal travel, $3,850 for club membership and $998 for home security.
[10]	Mr. Brooks became an employee in April 2001.
[11]	Mr. Wallace became an employee in January 2002.
[12]	Represents $120,836 for relocation expenses, $17,410 for car and parking, and $12,357 for personal legal expenses.
[13]	Represents 136,430 shares of time-based restricted stock that were granted to Mr. Wallace on January 1, 2002 (48,810 shares vested one year after the grant date, 28,810 shares will vest two years after the grant date, 28,810 shares will vest three years after the grant date, and 30,000 shares will vest five years after the grant date). The shares are valued at the fair-market value on the date of grant ($26.55 closing price per share for Constellation Energy common stock on December 31, 2001, as listed in The Wall Street Journal). Dividends on these shares are paid directly to Mr. Wallace.
[14]	Ms. Smith became an employee in June 2001.
[15]	Represents $34,688 for personal legal expenses, $21,917 for relocation expenses and $6,520 for car and parking.

All Other Compensation

Name	Savings Plans Matching Contributions ($)	Split Dollar Amounts[1] ($)	Retention Incentive ($)	Total ($)

M. A. Shattuck III	27,000	-0-	-0-	27,000
C. H. Poindexter	2,250	49,745	-0-	51,995
T. V. Brooks	-0-	-0-	460,000	460,000
M. J. Wallace	11,458	-0-	-0-	11,458
E. F. Smith	11,125	-0-	-0-	11,125
F.O. Heintz	10,975	11,544	-0-	22,519
[1]	No premiums were paid under the split dollar life insurance policies after July 29, 2002.

Option Grant Table

The following table shows the number of options to purchase Constellation Energy common stock that were granted by Constellation Energy during 2002 to the persons named in the Summary Compensation Table on page 12.

STOCK OPTION GRANTS IN 2002

Individual Grants

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)

M. A. Shattuck III	1,375,000[1]	36.70%		27.93	02/05/12	9,803,750[7]

C. H. Poindexter	-0-	N/A		N/A	N/A	N/A

T. V. Brooks	250,000[2]	6.67%		31.21	05/24/12	2,010,000[8]

M. J. Wallace	354,000[3]	9.45%		27.93	02/05/12	2,524,020[7]

E. F. Smith	206,000[4] 50,000[5]	5.50 1.33	% %	27.93 31.21	02/05/12 05/24/12	1,468,780[7] 402,000[8]

F. O. Heintz	150,000[6]	4.00%		31.21	05/24/12	1,206,000[8]
[1]	Represents an option grant made on February 5, 2002 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in five equal annual installments beginning on February 5, 2003.
[2]	Represents an option grant made on May 24, 2002 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in three equal annual installments beginning May 24, 2003.
[3]	Represents an option grant made on February 5, 2002 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in three equal annual installments beginning on December 31, 2002. Under the terms of his employment agreement that is summarized in Severance and Other Agreements on page 17, if before December 31, 2004 Mr. Wallace’s employment is terminated by Constellation Energy without cause or if he resigns from his employment with Constellation Energy for good reason, the option will immediately vest.
[4]	Represents an option grant made on February 5, 2002 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in three equal annual installments beginning on November 22, 2002. Under the terms of her severance agreement that is summarized in Severance and Other Agreements on page 17, Ms. Smith’s option continues to vest under this schedule if her employment is terminated by Constellation Energy without cause or if she resigns from her employment with Constellation Energy for good reason.
[5]	Represents an option grant made on May 24, 2002 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in three equal annual installments beginning May 24, 2003. Under the terms of Ms. Smith’s severance agreement that is summarized in Severance and Other Agreements on page 17, her option grant continues to vest under this schedule if her employment is terminated by Constellation Energy without cause or if she resigns from her employment with Constellation Energy for good reason.
[6]	Represents an option grant made on May 24, 2002 pursuant to Constellation Energy’s Long-Term Incentive Plan. The option grant vests and becomes exercisable in three equal annual installments beginning May 24, 2003.
[7]	Based on Black-Scholes option pricing model. The following assumptions were used in calculating the Grant Date Present Value:

Grant Date	Dividend Yield	Risk-Free Rate of Return	Adjustment for Risk of Forfeiture	Expected Volatility	Option Term	Expected Life	Black- Scholes Value

02/05/02	3.25%	4.38%	3%	32.03%	10 yrs.	5 yrs.	$7.13

[8]	Based on Black-Scholes option pricing model. The following assumptions were used in calculating the Grant Date Present Value:

Grant Date	Dividend Yield	Risk-Free Rate of Return	Adjustment for Risk of Forfeiture	Expected Volatility	Option Term	Expected Life	Black- Scholes Value

05/24/02	3.25%	4.57%	3%	31.92%	10 yrs.	5 yrs.	$8.04

Aggregated Option Exercises and Year End Option Values

AGGREGATED OPTION EXERCISES IN 2002

AND OPTION VALUES AT DECEMBER 31, 2002

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2002 Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at December 31, 2002 Exercisable/Unexercisable ($)[1]

M. A. Shattuck III	-0-	-0-	0/1,375,000	0/0
C. H. Poindexter	-0-	-0-	357,333/178,667	0/0
T. V. Brooks	-0-	-0-	60,000/340,000	164,400/246,600
M. J. Wallace	-0-	-0-	118,000/236,000	0/0
E. F. Smith	-0-	-0-	128,667/277,333	164,400/246,600
F. O. Heintz	-0-	-0-	37,666/187,667	0/0

[1]	Based on $27.82, the closing price per share of Constellation Energy common stock on December 31, 2002 as listed in The Wall Street Journal.

Long-Term Incentive Plan Table

Effective January 1, 2002, the Committee on Management granted to Mr. Shattuck, Mr. Poindexter, and Mr. Wallace time-based restricted Constellation Energy common stock under the Long-Term Incentive Plan as follows:

	Shares Granted
Name	1 Year Vesting Period	2-5 Year Vesting Period	5 Year Vesting Period
M. A. Shattuck III	33,333	-0-	50,000
C. H. Poindexter	33,333	-0-	25,000[2]
M. J. Wallace	48,810	87,620[1]	-0-

[1]	For Mr. Wallace, 28,810 shares vest two years after the grant date, 28,810 shares vest three years after the grant date, and 30,000 shares vest five years after the grant date. Under the terms of his employment agreement that is summarized in Severance and Other Agreements on page 17, if before December 31, 2004 Mr. Wallace’s employment is terminated by Constellation Energy without cause, or if he resigns from his employment with Constellation Energy for good reason, his grants of 28,810 shares with two- and three-year vesting periods will fully and immediately vest, and his grant of 30,000 shares with a five-year vesting period will immediately vest on a pro-rata basis based on service during the five-year period.
[2]	For Mr. Poindexter these shares will immediately vest at retirement.

Dividends on these shares are paid directly to Mr. Shattuck and Mr. Wallace. Dividends on Mr. Poindexter’s shares are accumulated and used to purchase additional shares. The values of the shares on the date of grant are shown in the column in the Summary Compensation Table on page 12 titled Restricted Stock Awards. The shares that were unvested on December 31, 2002 are included in Note 2 to the Summary Compensation Table.

Pension Benefits

The table below shows annual pension benefits payable at normal retirement to executives, including the individuals named in the Summary Compensation Table on page 12. Normal retirement is available beginning at age 62 for each of these executives except Mr. Brooks, whose normal retirement begins at age 65. At normal retirement, pension benefits are computed at 60% of total final average salary plus bonus for Messrs. Shattuck and Poindexter, at 29% for Mr. Brooks, at 43% for Mr. Wallace, at 55% for Ms. Smith, and at 53% for Mr. Heintz.

During 2001, a voluntary special early retirement program was offered to employees age 55 or older (VSERP). Mr. Poindexter agreed to continue working despite his eligibility for the VSERP. In recognition of his continued commitment to Constellation Energy, Mr. Poindexter will receive a $3,298,000 lump sum enhancement in addition to his regular pension benefits when he retires. This amount is based on the VSERP formula, which provided participants an additional lump sum pension amount equal to years of service times three, times salary plus average bonus.

Total Final Average Salary and Bonus	Percentage of Final Average Salary and Bonus
	29%	43%	53%	55%	60%

$ 400,000	$116,000	$172,000	$212,000	$220,000	$240,000
450,000	130,500	193,500	238,500	247,500	270,000
500,000	145,000	215,000	265,000	275,000	300,000
550,000	159,500	236,500	291,500	302,500	330,000
600,000	174,000	258,000	318,000	330,000	360,000
650,000	188,500	279,500	344,500	357,500	390,000
700,000	203,000	301,000	371,000	385,000	420,000
750,000	217,500	322,500	397,500	412,500	450,000
800,000	232,000	344,000	424,000	440,000	480,000
825,000	239,250	354,750	437,250	453,750	495,000
850,000	246,500	365,500	450,500	467,500	510,000
1,000,000	290,000	430,000	530,000	550,000	600,000
1,100,000	319,000	473,000	583,000	605,000	660,000
1,200,000	348,000	516,000	636,000	660,000	720,000
1,300,000	377,000	559,000	689,000	715,000	780,000
1,350,000	391,500	580,500	715,500	742,500	810,000
1,400,000	406,000	602,000	742,000	770,000	840,000
1,500,000	435,000	645,000	795,000	825,000	900,000
1,600,000	464,000	688,000	848,000	880,000	960,000
1,700,000	493,000	731,000	901,000	935,000	1,020,000
1,800,000	522,000	774,000	954,000	990,000	1,080,000
1,850,000	536,500	795,500	980,500	1,017,500	1,110,000
1,900,000	551,000	817,000	1,007,000	1,045,000	1,140,000
2,000,000	580,000	860,000	1,060,000	1,100,000	1,200,000

Salary and bonus used to compute pension benefits are calculated in the same manner as shown in the Summary Compensation Table on page 12. There is no offset of pension benefits for social security or other amounts. Compensation used to compute pension benefits for the individuals named in the Summary Compensation Table as of December 31, 2002 was as follows:

M. A. Shattuck III	$1,350,000
C. H. Poindexter	1,856,250
T. V. Brooks	450,008
M. J. Wallace	1,500,000
E. F. Smith	826,389
F. O. Heintz	632,196

Constellation Energy has a program to secure the supplemental pension benefits for executive officers, and a program to secure deferred compensation of executive officers, including most of those listed in the Summary Compensation Table on page 12. These programs do not increase the amount of supplemental pension benefits or deferred compensation. To provide security, accrued supplemental pension benefits and deferred compensation are funded through a trust at the time they are earned. An executive officer’s accrued benefits in the supplemental pension trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of Constellation Energy followed within two years by the executive’s demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the supplemental pension trust at employment termination. An executive’s benefits under the deferred compensation plan always are fully vested and are payable upon employment termination.

Severance and Other Agreements

Constellation Energy has severance agreements with Messrs. Shattuck, Poindexter and Wallace, Ms. Smith and Mr. Heintz. The severance agreements provide benefits if (1) there is a change in control of Constellation Energy, and (2) within two years of the change in control, the executive’s employment is terminated without cause, or the executive resigns for good reason, as defined in the severance agreements. The executives are required to release Constellation Energy and its subsidiaries from legal claims as a condition to receiving the benefits.

The severance agreements provide benefits equal to three times the sum of (1) the executive’s annual base salary and (2) the average of the executive’s two highest annual incentive awards paid (or deemed paid at target for recently hired executives) in the last five years. Payment is made in a cash lump sum after employment ceases.

For an executive who is ineligible to retire, the agreements also provide enhanced retirement benefits, computed assuming the executive: (1) has service equal to actual service plus 3 years of deemed service (Mr. Wallace’s agreement provides a minimum 40% service percentage); and (2) has satisfied the minimum age and service eligibility requirements for benefits under the supplemental retirement plan.

For an executive who is eligible to retire, the agreements also provide retirement benefits computed without any penalty for early retirement (Mr. Wallace’s agreement also provides a minimum 40% service percentage).

For any executive, the agreement further provides for the payment of the present value of the employer subsidy for active employee medical and dental benefits for 3 years. Also, for an executive who is at least age 55 with seven or more years of service, the agreement provides for the payment of the present value of the employer subsidy for medical and dental benefits for retired employees (based on the deemed age and service used above to compute retirement benefits). Each executive is also entitled to 60 days of outplacement services at a cost not to exceed $50,000.

Upon a change of control of Constellation Energy, the executive is also entitled to an accelerated payout of restricted stock or acceleration of the option exercise period in accordance with the terms of the Long-Term Incentive Plan. Also, the executive is entitled to an accelerated annual incentive payment, computed assuming maximum performance achievement and pro-rated for service during the performance period in the event of a change of control of Constellation Energy and termination of the executive’s employment within two years thereafter.

When Mr. Poindexter resigned as Chairman of the Board in 2002, he entered into an agreement with Constellation Energy pursuant to which he will continue to provide exclusive services to Constellation Energy as an employee until his scheduled October 1, 2003 retirement. Under this agreement, Constellation Energy agreed to continue his current annual base salary of $900,000 and his annual incentive plan target opportunity of 100% of base salary. The agreement also confirmed Mr. Poindexter’s benefits prior to and at retirement under the Constellation Energy compensation, retirement and welfare benefit plans in which he participates. In addition, Constellation Energy agreed that Mr. Poindexter will retain certain home office equipment after retirement. While Mr. Poindexter serves on the board of, or is involved with certain energy industry, trade and community groups, consistent with its policy for past Board Chairmen, Constellation Energy will continue to provide him with various types of support for these activities, including reimbursement of expenses, office space, administrative support and transportation services.

When Mr. Brooks was hired in 2001, Constellation Energy agreed to reimburse him for up to $3,000,000 of loss in his former employer equity awards to the extent the loss is caused by certain future events. If at any time Mr. Brooks’ employment is terminated by Constellation Energy without cause, Constellation Energy will reimburse him for any such loss. If before April 2003 a change in control of Constellation Energy occurs and Mr. Brooks resigns because his duties are diminished, or if after March 2003 he voluntarily resigns, Constellation Energy will reimburse him for any such loss. Constellation Energy is not obligated to reimburse Mr. Brooks for any such loss if (i) the former employer equity awards vest, (ii) he retains his right to the former employer non-vested equity awards after his employment termination, (iii) action he takes relieves the former employer from delivering the equity awards, or (iv) the value of the vested equity awards at any time exceeds $3,000,000.

As part of its efforts to retain Mr. Brooks so that Constellation Energy may continue to benefit from his significant expertise in the origination and risk management business, Constellation Energy agreed to pay him a total cash amount of $1,150,000, with 40% vesting on July 1, 2002, and the remaining 60% vesting on July 1, 2003. The 40% that vested in 2002 totaled $460,000 and is shown in the column of the Summary Compensation Table on page 12 titled All Other Compensation. In the event of a change in control of Constellation Energy or termination of Mr. Brooks’ employment by Constellation Energy without cause prior to July 1, 2003, the remaining $690,000 will immediately vest and be paid.

When he was hired in January 2002, Mr. Wallace entered into an employment agreement with Constellation Energy that is effective until December 31, 2004. Under the terms of the agreement, Mr. Wallace serves as President of Constellation Generation Group, LLC, at a minimum annual base salary of $500,000, and with a $500,000 annual incentive award guarantee for 2002. Mr. Wallace’s 2002 annual incentive award is shown in the column of the Summary Compensation Table on page 12 titled Bonus. For 2003 and 2004, Mr. Wallace’s annual incentive award target opportunity will be no less than the target opportunity for Constellation Energy’s Chief Executive Officer. The agreement also provides for grants of stock options and restricted stock, which are disclosed in the Option Grant Table on page 14, and in the Long-Term Incentive Plan Table on page 15. The agreement further provides seven years of vesting service under the supplemental pension plan. In the event of termination of Mr. Wallace’s employment by Constellation Energy without cause or Mr. Wallace’s resignation from employment with Constellation Energy for good reason, subject to his execution of a waiver releasing Constellation Energy and its affiliates from any claims, base salary will be paid through December 31, 2004, annual incentive awards through December 31, 2004 will be paid at target, restricted stock and stock options will be subject to accelerated vesting, and supplemental pension plan benefits will fully and immediately vest.

When Ms. Smith was hired in 2001, Constellation Energy agreed to grant her options to purchase Constellation Energy common stock, with an aggregate value of $1,500,000, a ten year exercise period, and vesting in three equal annual installments beginning no later than November 22, 2001. To satisfy this commitment, in 2001 Constellation Energy granted Ms. Smith an option to purchase 150,000 shares of stock, and on February 5, 2002 granted Ms. Smith an option to purchase 206,000 shares of stock. Both grants are shown in the column of the Summary Compensation Table on page 12 titled Long-Term Compensation — Securities Underlying Options, and the 2002 grant is also disclosed in the Option Grant Table on page 14. Constellation Energy also agreed that if any event occurs (such as termination of Ms. Smith’s employment) that would cause any such stock options to expire prior to the end of the ten year exercise period, Constellation Energy will make an immediate cash payment to compensate her for any lost value due to such early expiration, up to $1,500,000. However, Ms. Smith is not entitled to any such payment if she becomes employed by a direct competitor of Constellation Energy prior to the expiration date.

Constellation Energy also entered into a severance agreement with Ms. Smith, and in the event her employment is terminated by Constellation Energy without cause or if she resigns from her employment with Constellation Energy for good reason between certain dates, Constellation Energy will pay her the following aggregate cash amounts in 24 equal monthly installments: (i) May 22, 2001 and December 31, 2003—$1,400,000; (ii) January 1, 2004 and December 31, 2004—$1,000,000; and (iii) January 1, 2005 and December 31, 2005—$700,000. The agreement also provides that outstanding equity awards will continue to vest on schedule in the event Ms. Smith’s employment is terminated by Constellation Energy without cause or if she resigns from her employment with Constellation Energy for good reason before 2006.

COMMON STOCK PERFORMANCE GRAPHS

5-Year Performance Graph

The following graph assumes $100 was invested on December 31, 1997, in Baltimore Gas and Electric Company common stock until April 30, 1999 and in Constellation Energy common stock since then, and compares the share price performance with the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

1-Year Performance Graph

The following graph assumes $100 was invested on December 31, 2001 in Constellation Energy common stock and compares the share price performance with the S&P 500 Index and the Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

REPORT OF COMMITTEE ON MANAGEMENT ON EXECUTIVE COMPENSATION

Committee on Management

The Committee on Management is responsible for executive compensation policies. We also approve all compensation plans, specific salary amounts, and other compensation awards for individual executives. All of our Committee members are non-employee directors.

Philosophy

We design compensation policies to encourage executives to manage Constellation Energy and its subsidiaries (collectively, the company) in the best long-term interests of shareholders and to allow the company to attract and retain executives best suited to lead it in a changing industry. We have retained an outside executive compensation consultant since 1993. Our consultant provides information and advice on a regular basis. In addition, internal compensation analysts, certified by WorldatWork (formerly the American Compensation Association), use published survey data, outside consultants, and other resources to make recommendations to us.

Our Committee determined that the relevant labor market for base salary in 2002 for company executives is the energy services industry. In 2002, we used a comparison group of energy services companies similar in size to Constellation Energy and that have significant nonregulated businesses. The data was analyzed and adjusted to account for Constellation Energy’s size. We believe these energy services companies best represent the portion of the executive labor market in which Constellation Energy competes. For some nonregulated subsidiary executives, we also used labor market data from various industries that are similar to their respective businesses. For short-term and long-term incentive opportunities, we benchmarked incentive opportunity provided in these same energy services companies.

The elements of executive compensation are:

•	base salary,
•	short-term incentive awards, and
•	long-term incentive awards.

The Committee’s philosophy is that base salary should approximate the median level of the relevant labor market. Base salary and short-term incentive awards should approximate the median level of the relevant labor market for average performance, and the 75th percentile for superior performance. Long-term incentive awards for superior performance should bring total compensation to approximately the 75th percentile of the relevant labor market. As described below, corporate and/or subsidiary business and individual performance are among the criteria we use in determining base salary, and are key components in determining both short-term and long-term incentive awards.

Annual Cash Compensation

Base Salary. We used publicly available compensation data and the Committee’s compensation philosophy to determine base salary range increases for the named executives in 2002.

We determined that the base salaries we established in 2001 or before were appropriate for 2002 for Mr. Shattuck, Mr. Poindexter and Mr. Brooks. Therefore, no base salary increase was approved during 2002 for these executives. We determined the starting base salary amount for a newly hired executive, Mr. Wallace, in 2002, based on the established salary range for his position. Ms. Smith received a salary increase based on the Committee’s annual review of her individual performance and her position in the salary range. Mr. Heintz received a salary increase based on the Committee’s annual review of his subsidiary business and individual performance and his position in the salary range.

Short-Term Incentives. Bonus payments for Mr. Shattuck and other named executives represent the short-term incentive component of executive compensation. The Committee considered bonuses for Mr. Shattuck and the other named executives based on achievement of corporate financial and business plan objectives, and individual performance.

The Committee evaluated the 2002 corporate financial results by adjusting the reported earnings to exclude special items, and also to reflect the impact of a change in strategy for managing the competitive energy supply business from trading toward physical delivery, which required a change from mark-to-market accounting to accrual accounting. This 2002 corporate financial performance was in excess of the maximum performance level established by the Committee at the beginning of the year. The Committee also took into account a subjective assessment of individual performance, and of business plan performance which included: strengthening Constellation Energy’s balance sheet by selling approximately $780 million of non-core assets, and by using the proceeds of a $2.5 billion long-term debt issuance to repay short-term debt, refinance maturing long-term debt, and fund acquisition activities; successfully generating 45 million megawatt hours in 2002, up from 37 million megawatt hours in 2001; doubling the new wholesale gross margin that is managed by our competitive supply business; expanding Constellation Energy’s presence in the commercial and industrial markets with the acquisitions of NewEnergy and Alliance Energy; and Baltimore Gas and Electric Company being named a J.D. Power customer satisfaction leader among eastern utilities and ranked among the best —the top 25 percent of regulated utilities — in terms of operating and maintenance costs. Based on this review, the Committee made bonus payments for 2002 performance to Mr. Shattuck and the other named executives that are shown in the column in the Summary Compensation Table on page 12 titled Annual Compensation — Bonus.

In connection with hiring Mr. Wallace during 2002 and Ms. Smith during 2001, each executive was guaranteed to receive a 2002 bonus payment. Accordingly, a portion of each executives’ bonus was not deductible for federal income tax purposes. As noted in the last paragraph of this report, the Committee’s general intent is to preserve the deductibility of compensation payments to executive officers, but this goal is secondary in importance to achievement of the company’s compensation philosophy discussed earlier in this report, including attracting and retaining executives best suited to successfully lead the company.

Long-Term Incentives

The Constellation Energy Long-Term Incentive Plan will be in effect until 2012. The Plan allows various types of awards that are linked to corporate performance, including restricted stock subject to performance-based contingencies and stock options. Outstanding grants under the Plan include performance-based restricted stock and stock options. The value of these long-term incentive grants correlates to future performance: the performance-based restricted stock grants are generally subject to forfeiture if performance criteria are not satisfied and the stock options provide value to the executive only to the extent the market price appreciates over the option term. All grants are subject to forfeiture if the executive’s employment terminates for certain reasons during the applicable performance period.

2002 Award Payouts. Messrs. Shattuck, Poindexter, and Heintz did not earn awards of Constellation Energy common stock under the Plan based on the 2000-2002 performance period, as growth in the Constellation Energy share price at the end of the three-year performance period fell below the award threshold. The restricted stock granted to these executives for the 2000-2002 performance period was forfeited, along with the Constellation Energy stock purchased with dividends accumulated on the restricted shares throughout the performance period. In connection with hiring Mr. Brooks and Ms. Smith during 2001, each executive was guaranteed to receive a payout of the 2000-2002 performance-based restricted stock at target levels regardless of performance, and without proration for service during the performance period. The award payouts to Mr. Brooks and Ms. Smith, which included Constellation Energy stock purchased with dividends accumulated on the restricted shares throughout their participation during the performance period, are shown in the column of the Summary Compensation Table on page 12 titled Long-Term Incentive Plan Payout.

2002 Grants. During 2002, the Committee made various grants to provide appropriate levels of long-term incentive compensation to Mr. Shattuck and certain other named executives.

The Committee granted time-based restricted stock as follows: to Mr. Shattuck 83,333 shares (33,333 shares with a one-year restriction period and 50,000 shares with a five-year restriction period); to Mr. Poindexter 58,333 shares (33,333 shares with a one-year restriction period and 25,000 shares with a five-year restriction period with immediate vesting at retirement), and to Mr. Wallace 136,430 shares (48,810 shares with a one-year restriction period, 28,810 shares with a two-year restriction period, 28,810 shares with a three-year restriction period, and 30,000 shares with a five-year restriction period). The values of these shares on the date of grant are shown in the column of the Summary Compensation Table on page 12 titled Restricted Stock Awards and the values of the shares that were unvested on December 31, 2002 are shown in footnote 2 in the Summary Compensation Table on page 12.

In addition, nonqualified stock options were granted to Messrs. Shattuck, Brooks, Wallace and Heintz and to Ms. Smith, and are shown in the column of the Summary Compensation Table on page 12 titled Long-Term Compensation — Securities Underlying Options and in the Option Grant Table on page 14.

2001 Grants. During 2001, in connection with the hiring of Mr. Shattuck, Mr. Brooks and Ms. Smith, the Committee granted to each executive performance-based restricted stock under the 2000-2002 performance plan. Like other executives who received grants with this same performance period in 2000, the only performance criterion was growth in the Constellation Energy share price. For Mr. Shattuck, the award payout could range from a minimum award if a specified performance level was achieved at the end of the performance period, progressing to a higher award payout for higher performance. As described above under 2002 Award Payouts, Mr. Shattuck’s 2000-2002 performance-based restricted stock grant was forfeited. For Mr. Brooks and Ms. Smith, the award payout could range from a guaranteed target award progressing to a higher award payout for higher performance. As described above under 2002 Award Payouts, these executives received their guaranteed target award payouts, along with Constellation Energy stock purchased with dividends accumulated on the restricted shares throughout their participation during the performance period. Award payouts for both executives were not prorated for service during the performance period.

During 2001, as part of a retention program, Mr. Brooks and Ms. Smith also received a nonqualified stock option grant, which allows them to acquire shares of common stock at the fair market value on the date of grant, over a specified period of time. The options vest 40% on July 1, 2002 and 60% on July 1, 2003 and are exercisable for ten years from the grant date; provided, however, the option immediately vests if employment is terminated by Constellation Energy without cause. In addition, Ms. Smith’s grant will continue to vest on schedule if she resigns from her employment with Constellation Energy for good reason. The grants for Mr. Brooks and Ms. Smith are shown in the column in the Summary Compensation Table on page 12 titled Long-Term Compensation — Securities Underlying Options.

2000 Grants. In addition to the grants to certain executives of the 2000-2002 performance-based restricted stock described above, stock options were also granted to certain executives in 2000, and are shown in the column of the Summary Compensation Table on page 12 titled Long-Term Compensation — Securities Underlying Options.

February 2003 Grants. In February 2003, the Committee recognized that certain of the executive officers have clearly demonstrated their collective ability to effectively execute the strategies necessary to advance the company’s future success. In an effort to retain these executives and provide an incentive for their continued focus on the execution of the company’s strategies, the Committee made the following grants of time-based restricted stock with a one-year restriction period: to Mr. Shattuck 52,285 shares, to Mr. Brooks 24,206 shares, and to Ms. Smith 13,555 shares.

Policy Concerning $1 Million Deduction Limitation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction of public companies for compensation paid to their chief executive officers and the four other most highly compensated executive officers. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. Our Committee’s general intent is to design and administer the executive compensation programs in a manner that will preserve the deductibility of compensation payments to executive officers. However, this goal is secondary in importance to achievement of the company’s compensation philosophy discussed earlier in this report, including managing Constellation Energy and its subsidiaries in the best long-term interests of shareholders. We previously adopted, and our shareholders approved, the Executive Annual Incentive Plan and the Executive Long-Term Incentive Plan in order to meet the performance-based qualification under the Internal Revenue Code. While we adopted the above-mentioned plans, we feel it is appropriate to maintain the flexibility of our Committee to exercise judgement in assessing an executive’s performance in order to achieve the desired compensation objectives, which may result in certain nondeductible compensation payments from time to time, including with regard to certain 2002 payments described in the Short-Term Incentives section of this report.

March 21, 2003

Michael D. Sullivan, Chairman	Douglas L. Becker
Frank P. Bramble, Sr.	Edward J. Kelly, III
Robert J. Lawless

PROPOSAL NO. 2 — RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS

INDEPENDENT ACCOUNTANTS FOR 2003

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED FOR APPROVAL OF THIS PROPOSAL.

The Board of Directors, acting on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP (PwC) as the independent accountants of Constellation Energy for the fiscal year ending December 31, 2003. PwC has been Constellation Energy’s independent accountants since 1941. A member of PwC will be at the annual meeting and will have the opportunity to make a statement and answer appropriate questions. If the shareholders fail to ratify PwC as the independent accountants, the Board of Directors will reconsider its selection.

PwC audited Constellation Energy’s 2002 consolidated financial statements and Constellation Energy’s transfer agent functions. As part of its audit function, PwC also performed an audit related to the acquisition of Constellation NewEnergy, Inc. and reviewed Constellation Energy’s 2002 annual report to shareholders and various filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission. The financial information systems design and implementation services performed in 2002 have concluded, and no such services will be performed in 2003 or thereafter. Services performed for fees included in the “All Other Fees” category include audit services related to the issuance of securities of $110,612, audits of affiliates and other audit related services of $233,604 and tax services of $368,860.

Below is a breakdown of fees paid to PwC in 2002 in accordance with current SEC rules:

Audit Fees	Financial Information Systems Design and Implementation Fees	All Other Fees
$2,427,202	$717,550	$713,076

In order to implement the requirements of the Sarbanes-Oxley Act of 2002, the SEC has made certain changes in the categorization of fees paid to independent accountants for 2004 proxy disclosures. If the fees paid to PwC in 2002 were shown in the categories required by the Sarbanes-Oxley Act of 2002, they would be categorized as shown in the table below.

Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
$2,537,814	$233,604	$368,860	$717,550

The “All Other Fees” category consists of fees paid in connection with financial information systems design and implementation services.

PROPOSAL NO. 3 —SHAREHOLDER

PROPOSAL CONCERNING PERFORMANCE-BASED STOCK OPTION GRANTS

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. THE BOARD’S REASONING IS SET FORTH FOLLOWING THE PROPOSAL IN A STATEMENT OF OPPOSITION, WHICH SHAREHOLDERS ARE URGED TO READ CAREFULLY.

We have been advised by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, DC 20001, that it holds approximately 700 shares of common stock and that the following proposal will be presented for action at the annual meeting:

Indexed Options Proposal

Resolved, that the shareholders of Constellation Energy Group, Inc. (“Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

Statement of Support: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. We believe that stock option grants can and do often provide levels of compensation beyond those merited. Further, we believe that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

The resolution advocates performance-based stock options. It defines performance-based stock options as indexed stock options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company’s Board ensure that future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW:

Constellation Energy believes that the shareholder proposal to require that all future stock option grants to senior executives be indexed or linked to an industry peer group stock performance index is not in the best interests of Constellation Energy or its shareholders. While we acknowledge that indexed options can be an excellent tool, a policy requiring options to be indexed or linked to a peer group index would unnecessarily restrict Constellation Energy’s ability to provide appropriate and effective incentives for its continued growth, development and financial success. Moreover, because as noted in the proposal, the exercise price of indexed options moves with an index, such a policy is inconsistent with the requirement in our Executive Long-Term Incentive Plan (“Plan”), which was approved by shareholders on May 24, 2002, that options have an exercise price that is no less than the market price of our common stock on the date of grant.

The Committee on Management of the Board of Directors, which is comprised of only non-employee directors, has the authority to review and approve all executive compensation arrangements. The Committee seeks to ensure that Constellation Energy’s total compensation package is competitive, provides appropriate links between executive compensation and company and executive performance, and aligns the interests of executives with those of shareholders.

Under the Committee on Management’s compensation philosophy, the elements of executive compensation are base salary, short-term incentive and long-term incentive awards. The Committee takes into account all factors believed by it to be relevant when determining executive compensation arrangements, including the award of stock options and other incentive-based compensation. Stock options are an important tool available to the Committee to provide the long-term incentive opportunity component of executive compensation. Stock options have been invaluable in the Company’s recent successful efforts to attract many new members of our management team, and to retain key team members.

Very few large corporations restrict option grants to indexed options. A policy with such restrictions would put Constellation Energy at a disadvantage in the highly competitive market for executive talent. The Board believes that the proposed policy would needlessly limit the flexibility of the Committee on Management to construct the compensation arrangements it views as being fair and reasonable and consistent with Constellation Energy’s future success. In addition, as noted above, indexed options are inconsistent with the specific terms of the Plan, which was approved by shareholders. If the proponent’s policy were to be adopted, the Committee on Management would be unable to award any options pursuant to the Plan and a new plan would have to be submitted for shareholder approval at considerable expense. In the meantime, the Committee on Management would be deprived of a very valuable incentive compensation tool. This could adversely affect Constellation Energy.

In summary, the Board believes that it is critical that the Committee on Management retain the flexibility to compete for the most qualified executives needed to successfully manage Constellation Energy’s businesses. Further, the value of Constellation Energy stock options is already directly linked to the increase in the price of the common stock, and therefore to shareholder value. Accordingly, we recommend that you vote AGAINST Proposal No. 3.

This proposal will not be adopted unless it receives the affirmative votes of the holders of a majority of the votes cast on such proposal. Abstentions and broker non-votes will not be counted as either for or against the proposal. If not otherwise specified, proxies will be voted AGAINST approval of the proposal.

PROPOSAL NO. 4 — SHAREHOLDER PROPOSAL CONCERNING STOCK OPTION EXPENSING

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. THE BOARD’S REASONING IS SET FORTH FOLLOWING THE PROPOSAL IN A STATEMENT OF OPPOSITION, WHICH SHAREHOLDERS ARE URGED TO READ CAREFULLY.

We have been advised by the Board of Trustees of the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, D.C. 20005 that it holds 7,408 shares of common stock and that the following proposal will be presented for action at the annual meeting:

Option Expensing Proposal

Resolved, that the shareholders of Constellation Energy Corporation (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Statement of Support: Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL FOR THE REASONS SET FORTH BELOW:

Constellation Energy prides itself on being a leader in following sound accounting practices and in providing complete and transparent financial statement disclosures. We are fully prepared to make accounting changes that bring our earnings and cash flows into better alignment, even if the earnings impact is negative. We demonstrated this with our shift in the first quarter of 2002 from mark-to-market accounting to accrual accounting as we managed our competitive supply business away from trading and toward physical delivery. We adopted this change because we believed that it more accurately reflected the economic results of our competitive supply business.

It is with this corporate philosophy in mind that we recommend a vote against Proposal No. 4. This proposal advocates changing our stock option accounting policy from the “intrinsic value based method” to the “fair value based method.”

It is important to note that both valuation methods fully comply with existing United States accounting standards. We have consistently utilized the “intrinsic value based method” for reporting purposes and, accordingly, have not recorded a charge to earnings at the date options are granted when the options have an exercise price equal to market value per share on that date. This method is in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, which is specifically permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-based Compensation.

The alternative “fair value based method,” introduced by SFAS No. 123, relies upon subjective assumptions and projections, including predictions of changes in our stock price, to value options at the date of option grant to determine periodic charges to earnings. This methodology has the potential to produce valuations that differ materially from the actual option cost that can only be determined at the date of option exercise when the difference between the exercise price and the then-current market price of our stock is ascertainable. We believe this difference represents the economic cost to the Company of the related options.

Our decision to adopt the “intrinsic value based method” alternative is not based upon a desire to withhold pertinent information from the users of our financial statements, but, rather to ensure that important information is presented in the most useful and least confusing manner. We believe that the inclusion of supplemental pro forma disclosures of net income and earnings per share in the notes to our financial statements as if the “fair value based method” had been adopted fully informs the users of our financial statements of the potential impact of our stock option grants. Using a representative 2003 grant level in line with historical plan design, we estimate that implementation of the “fair value based method” would reduce Constellation’s 2003 forecasted earnings (which are subject to risks and uncertainties, including those set forth in our 2002 Annual Report on Form 10-K) by approximately 3 cents per share, a relatively immaterial 1%.

It is anticipated that accounting standards will require all companies to expense stock options in the future under a revised set of rules. The Financial Accounting Standards Board is promoting convergence with International Accounting Standards Board (IASB) standards, which may result in further changes to the U.S. accounting standards on stock-based compensation. SFAS No. 123 and the relevant IASB standards have several significant differences. Resolution of those differences could result in the promulgation of a new U.S. accounting standard that would mandate recognizing a different amount of expense than would result from applying SFAS No. 123 today. If we were to adopt SFAS No. 123 and then were required to change to yet another set of rules, it would unnecessarily subject users of our financial statements to explanations of two accounting changes. While we support one set of accounting rules uniformly applied, the Board of Directors believes that it is premature to change the method of accounting for stock options now when the existing accounting requirements are being reexamined and may change in the near future. Accordingly, we recommend that you vote AGAINST Proposal No. 4.

This proposal will not be adopted unless it receives the affirmative votes of the holders of a majority of the votes cast on such proposal. Abstentions and broker non-votes will not be counted as either for or against the proposal. If not otherwise specified, proxies will be voted AGAINST approval of the proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR NEXT YEAR

For inclusion in next year’s Proxy Statement. Any Constellation Energy shareholder who wants to include a proposal in the proxy statement for the 2004 annual meeting must deliver it so we receive it by November 22, 2003.

For presentation at the next Annual Meeting. Any Constellation Energy shareholder who wants to propose a nominee for election as a director or to present a proposal at the 2004 annual meeting must deliver it so we receive it by January 6, 2004. Nominations and proposals not received by this date may not be presented at the annual meeting.

Any proposals must be sent, in writing, to Kathleen A. Chagnon, Corporate Secretary, Constellation Energy Group, Inc., 750 E. Pratt Street, 18th Floor, Baltimore, MD 21202. Proposals will not be accepted by facsimile.

YOUR PROXY CARD IS BELOW

PLEASE VOTE, SIGN AND RETURN

THE CARD IN THE PRE-ADDRESSED

POSTAGE PAID ENVELOPE

TEAR HERE ALONG PERFORATION

A VOTE “FOR” EACH DIRECTOR & ITEM 2 IS RECOMMENDED.	A VOTE “AGAINST” ITEMS 3 & 4 IS RECOMMENDED.

1.	THE ELECTION OF CLASS I DIRECTORS FOR A TERM TO EXPIRE IN 2006						FOR	AGAINST	ABSTAIN
	☐	FOR all nominees, except as lined through below. (To vote AGAINST any or all nominees line through their names.)	☐	WITHHOLD AUTHORITY (ABSTAIN) from voting for all nominees.	3.	SHAREHOLDER PROPOSAL CONCERNING PERFORMANCE-BASED STOCK OPTION GRANTS	☐	☐	☐

		D. L. Becker M. A. Shattuck III	F. P. Bramble, Sr. M. D. Sullivan	E. A. Crooke	4.	SHAREHOLDER PROPOSAL CONCERNING STOCK OPTION EXPENSING	☐	☐	☐

Please check this box if you plan to attend the meeting.  ☐

2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2003	FOR ☐	AGAINST ☐	ABSTAIN ☐

Please sign below, exactly as name appears at left. Joint owners should each sign. Attorneys, executors, administrators, trustees and corporate officials should give title or capacity in which they are signing.

					Signature	Date

	CONSTELLATION ENERGY GROUP, INC.				Signature	Date

TEAR HERE ALONG PERFORATION

CONSTELLATION ENERGY GROUP, INC. P. O. Box 1642, Baltimore, Maryland 21203-1642

Common Stock Proxy for Annual Meeting of Shareholders – April 25, 2003

This Proxy is solicited on behalf of the Board of Directors

Please Vote and Sign on the Reverse Side and Return in the Enclosed Envelope.

The undersigned appoints Mayo A. Shattuck III and Michael D. Sullivan (or their substitutes, or one acting alone in the absence of the other), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Constellation Energy Group, Inc. which the undersigned is entitled to vote at the annual meeting to be held on April 25, 2003, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any other business that properly comes before the annual meeting.

Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast “FOR” each director, “FOR” Item 2 and “AGAINST” Items 3 & 4 on the reverse of this card.

From:

T. Rowe Price Retirement Plan Services, Inc.

Constellation Energy Group PST

P.O. Box 17215

Baltimore, MD 21297-0354

CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

PLEASE VOTE ON REVERSE SIDE AND SIGN BELOW AND RETURN IN THE ENCLOSED ENVELOPE

These Voting Instructions are requested in conjunction with a proxy solicitation by the

Board of Directors of Constellation Energy Group, Inc.

TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE CONSTELLATION ENERGY GROUP EMPLOYEE SAVINGS PLAN

I hereby instruct T. Rowe Price Trust Company, as directed Trustee under the Constellation Energy Group Employee Savings Plan (Plan), to vote by proxy, all shares of common stock of Constellation Energy Group (Company) allocated to me under the Plan at the annual meeting of the shareholders of Constellation Energy to be held on April 25, 2003, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and Mayo A. Shattuck III and Michael D. Sullivan, in their discretion shall vote in person on any other business as may properly come before the annual meeting.

The Trustee will vote the shares represented by the Voting Instructions Card if properly signed and received by April 21, 2003. If no instructions are specified on a signed card, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy: “FOR” all Director Nominees, “FOR” Item 2 and “AGAINST” Items 3 and 4. In accordance with the Trust Agreement, if you do not vote your shares, the Trustee is instructed to vote for you in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.

CONSTELLATION ENERGY GROUP, INC.

Date:

Signature                                                         (Sign in the Box.)

Please sign above, exactly as your name appears to the left.

Please fill in box(es) as shown using black or blue ink or number 2 pencil.☒

PLEASE DO NOT USE FINE POINT PENS.

The Board of Directors recommends a vote “FOR” all Director Nominees and Item 2.				FOR all nominees listed at left, except as lined through (to vote AGAINST any or all nominees line through their names)	WITHHOLD AUTHORITY (ABSTAIN) from voting for all nominees listed at left
1.	THE ELECTION OF CLASS I DIRECTORS FOR A TERM TO EXPIRE IN 2006.
	(01) Douglas L. Becker, (02) Frank P. Bramble, Sr.,	(03) Edward A. Crooke, (04) Mayo A. Shattuck III,	(05) Michael D. Sullivan
				☐	☐		1.
				FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2003			☐	☐	☐	2.

The Board of Directors recommends a vote “AGAINST” Items 3 and 4.

3.	SHAREHOLDER PROPOSAL CONCERNING PERFORMANCE-BASED STOCK OPTION GRANTS			☐	☐	☐	3.

4.	SHAREHOLDER PROPOSAL CONCERNING STOCK OPTION EXPENSING			☐	☐	☐	4.

	PLEASE SIGN ON REVERSE SIDE				100

FIDELITY INSTITUTIONAL RETIREMENT SERVICES CO.

P.O. BOX 9107

HINGHAM, MA 02043-9107

CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE

CONSTELLATION ENERGY GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – APRIL 25, 2003

THIS INSTRUCTION CARD IS SOLICITED BY FIDELITY MANAGEMENT TRUST COMPANY

As a participant in the Represented Employee Savings Plan for Nine Mile Point and/or the Non-Represented Employee Savings Plan for Nine Mile Point, you have the right to direct Fidelity Management Trust Company, as trustee of the plan, regarding how to vote the shares of Constellation Energy common stock credited to your account at the Annual Shareholders Meeting to be held on April 25, 2003.

The shares credited to your account will be voted as directed. If the card is not signed, or if the card is not received by April 21, 2003, the shares credited to your account will be voted in the same proportion as directions received from participants. If no instructions are specified on a signed card, the shares credited to your account will be voted in accordance with the recommendations of the Board of Directors of Constellation Energy: “FOR” all director nominees, “FOR” Item 2 and “AGAINST” Items 3 and 4.

Dated: , 2003

Sign, Date and Return the Instruction Card Promptly, Using the Enclosed Envelope.

Signature	(Sign in the Box)

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

032,033

Please fill in box(es) as shown using black or blue ink or number 2 pencil. ☒

PLEASE DO NOT USE FINE POINT PENS.

				FOR all nominees listed at left, except as lined through (to vote AGAINST any or all nominees line through their names)	WITHHOLD AUTHORITY (ABSTAIN) from voting for all nominees listed at left
1.	THE ELECTION OF CLASS I DIRECTORS FOR A TERM TO EXPIRE IN 2006.
	(01) Douglas L. Becker, (02) Frank P. Bramble, Sr.,	(03) Edward A. Crooke, (04) Mayo A. Shattuck III, and	(05) Michael D. Sullivan
				☐	☐		1.
				FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR 2003			☐	☐	☐	2.

3.	SHAREHOLDER PROPOSAL CONCERNING PERFORMANCE-BASED STOCK OPTION GRANTS			☐	☐	☐	3.

4.	SHAREHOLDER PROPOSAL CONCERNING STOCK OPTION EXPENSING			☐	☐	☐	4.

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PLEASE SIGN ON REVERSE SIDE

Constellation Energy Group, Inc.

To Participants in the

Constellation Energy Group

Employee Savings Plan

Represented Employee Savings Plan for Nine Mile Point and/or

Non-Represented Employee Savings Plan for Nine Mile Point (Collectively “The Plans”)

The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Instructions Card for the Annual Meeting of Shareholders, to be held on April 25, 2003, are being furnished to you by Constellation Energy Group, Inc. (Constellation Energy) on behalf of Trustees under the Plans.

In accordance with your Plan and the Trust Agreement with the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions Card and return it in the accompanying envelope by April 21, 2003.

After receipt of the properly executed Voting Instructions Card, the Trustee will vote as indicated on the voting instruction card. However, in accordance with the Trust Agreement, even if you do not send in a signed Voting Instructions Card, the Plan Trustee is instructed to vote your shares in the same proportion as the Trustee was instructed to vote shares for which it received Voting Instruction Cards.

Each Plan participant who is a holder of record of other shares of Constellation Energy stock will receive, separately, a proxy card and accompanying proxy material to vote the shares of common stock registered in his or her name.

Richard D. Honaker

Plan Administrator

CONSTELLATION 1ST